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THE SEAGRAM COMPANY LTD. ANNOUNCES THE SETTLEMENT RATE FOR ITS 7.50% ADJUSTABLE
  CONVERSION-RATE EQUITY SECURITY UNITS FOLLOWING CLOSING OF COMBINATION AMONG
             VIVENDI, SEAGRAM AND CANAL+ TO FORM VIVENDI UNIVERSAL

         MONTREAL and NEW YORK -- December 18, 2000 -- The Seagram Company Ltd. ("Seagram") today announced that, as a result of the combination among Seagram, Vivendi and CANAL+ (the "Vivendi merger") on December 8, 2000 to form Vivendi Universal and as required by the Purchase Contract Agreement, dated as of June 21, 1991 (the "Purchase Contract Agreement"), between Seagram and The Bank of New York, as purchase contract agent, the settlement rate for its 7.50% Adjustable Conversion-rate Equity Security Units (the "units") has been fixed at
0.7535 American depositary shares of Vivendi Universal ("Vivendi Universal ADSs") per purchase contract.

         The settlement rate has been calculated pursuant to the provisions set forth in the Purchase Contract Agreement. Under the terms of the Purchase Contract Agreement, the combination of Seagram with Vivendi and CANAL+ constituted a "reorganization event." Upon such an event, each holder of units became entitled to receive, on the stock purchase date with respect to each purchase contract forming a part thereof, the kind and amount of securities, cash and other property receivable upon such reorganization event by a holder of Seagram common shares, adjusted to reflect the settlement rate, as if the stock purchase date had occurred immediately prior to the reorganization event. Holders of Seagram common shares received 0.8 Vivendi Universal ADSs for each Seagram common share (the "exchange ratio") in the Vivendi merger. Accordingly, Seagram has determined that:

                  (A) the stock purchase date for purposes of making such calculation is December 8, 2000, the date the Vivendi merger became effective;

                  (B) the average trading price (the average of the closing prices per share of Seagram common stock on each of the twenty consecutive trading days ending on the last trading day immediately preceding the assumed stock purchase date) was $53.2188 per share;

                  (C) because the average trading price of $53.2188 is less than the threshold appreciation price ($60.15) but greater than the stated amount ($50.125), the settlement rate is a fractional share per purchase contract equal to the stated amount divided by the average trading price (rounded upward or downward to the nearest 1/10,000th of a share), and thus the settlement rate is equal to 0.9419 of a share of Seagram common stock per purchase contract; and

                  (D) as a result of the Vivendi merger, holders of units are now entitled to receive 0.7535 Vivendi Universal ADSs per purchase contract based on a settlement rate of 0.9419 of a share of Seagram common stock per purchase contract and the exchange ratio of 0.8 Vivendi Universal ADSs for each Seagram common share as set forth below:



                                     0.9419 Common Shares     0.8 Vivendi Universal ADSs     0.7535 Vivendi Universal ADSs
Settlement Rate x Exchange Ratio  =  --------------------  x  --------------------------  =  -----------------------------
                                       Purchase Contract            1 Common Share                 Purchase Contract

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         The Seagram Company Ltd., a subsidiary of Vivendi Universal, operates in four global business segments: music, filmed entertainment, recreation and other, and spirits and wine. Vivendi Universal, headquartered in Paris, France, operates a number of leading and increasingly integrated businesses in the telecommunications, multimedia, publishing and distribution, pay television, recreation and Internet industries. By combining an array of popular global and local content with advanced digital distribution technology, e-services and e-commerce, Vivendi Universal provides content to an international customer and subscriber base through a variety of access devices. Vivendi Universal produces, markets and distributes recorded music, motion picture, television and home video products throughout the world in all major genres; operates and has ownership in a number of international cable channels; engages in the licensing of merchandising rights and film property rights; operates theme parks and retail stores; and is also involved in the development of entertainment software. In addition, through its environment division, Vivendi Universal provides world-class water, waste management, transportation and energy services operations.

         This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this release address the business combination of Vivendi, Canal+ and Seagram. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+ and Seagram businesses will not be integrated successfully; costs related to the combination; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; and inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. None of Vivendi, Canal+ or Seagram undertakes any obligation to provide updates or to revise any forward-looking statements. Investors and security holders are urged to read the joint proxy statement/prospectus dated November 2, 2000 which contains important information regarding the business combination transaction referenced in the foregoing information. The joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.